Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

● FFO Increased 17.9% to $0.46 per Diluted Share for Fourth Quarter and 5.0% to $1.67 per Diluted Share for Full Year 2013

● Increased Rental Income 16.4% in 2013

● Acquired Eleven Properties in 2013 for $107.5 Million

● Sold Interests in Two Properties for a $4.71 Million Gain

● Raised Quarterly Dividend 5.7% to $0.37 per Share

GREAT NECK, New York, March 17, 2014 — One Liberty Properties, Inc. (NYSE: OLP), today announced operating results for the quarter and year ended December 31, 2013.

“We made considerable progress in 2013, including increasing funds from operations and strengthening the quality of our assets, commented Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “With a record $107.5 million of acquisitions completed in 2013, combined with select dispositions of properties, we again demonstrated the effectiveness of our deliberate and selective approach toward growth. Entering 2014, we continue to pursue transactions that will contribute to the stability and growth of our portfolio.”

Fourth Quarter Operating Results:

Rental income for the three months ended December 31, 2013 increased $2.85 million or 25.2% to $14.17 million, from $11.32 million for the three months ended December 31, 2012, due to the Company’s 2013 and 2012 acquisitions.

Income from continuing operations in the fourth quarter of 2013 was $3.41 million, or $0.21 per diluted share, compared to $2.49 million, or $0.16 per diluted share, in the fourth quarter of 2012.  The increase is due primarily to One Liberty’s 2013 and 2012 acquisitions.

Net income attributable to One Liberty in the fourth quarter of 2013 was $3.48 million, or $0.22 per diluted share, compared to $4.93 million, or $0.33 per diluted share, for the fourth quarter of 2012.  The change is due to the inclusion, in the fourth quarter of 2012, of $2.42 million, or $0.17 per diluted share, of income from discontinued operations related primarily to gains from strategic dispositions of properties.

Funds from Operations (“FFO”) was $7.26 million, or $0.46 per diluted share, for the quarter ended December 31, 2013, compared to $5.84 million, or $0.39 per diluted share, in the corresponding period of 2012.  The 17.9% per share increase is attributable primarily to the Company’s acquisitions during the year. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

During the quarter ended December 31, 2013, we issued an aggregate of 119,126 shares at an average price of $20.32 per share, net of commissions, through our cost effective dividend reinvestment and at the market offering programs.

Full Year 2013 Operating Results:

Rental income for 2013 increased 16.4% to $50.98 million from $43.79 million for 2012, primarily due to the impact of acquisitions in 2013 and 2012.

Income from continuing operations increased to $17.41 million, or $1.11 per diluted share, from $11.33 million, or $0.76 per diluted share, in 2012.  Contributing to the 46.1% per share improvement were increases in rental income and an aggregate gain of $4.7 million, or $.30 per diluted share, from the sale of joint venture real estate and an interest in a joint venture.

Net income attributable to One Liberty was $17.88 million, or $1.14 per diluted share, in 2013, compared to $32.32 million, or $2.16 per diluted share, in 2012.  The change is due primarily to the inclusion in 2012 of an aggregate gain of $19.41 million, or $1.30 per diluted share, from the sales of properties.

Income from discontinued operations was $515,000, or $0.03 per diluted share, in 2013 compared to $20.98 million, or $1.40 per diluted share, in 2012.  The change is due to the inclusion in 2012 of the gain in such year from the sales of properties.

FFO for 2013 was $25.85 million, or $1.67 per diluted share, compared to 2012 FFO of $23.78 million, or $1.59 per diluted share.

During 2013, we issued an aggregate of 572,887 shares at an average price of $23.50 per share, net of commissions, through our dividend reinvestment and at the market offering programs.

Balance Sheet:

At December 31, 2013, the Company had $16.63 million of cash and cash equivalents, total assets of $571.90 million, total debt of $301.30 million and total equity of $250.09 million.

At March 12, 2014, One Liberty’s available liquidity was approximately $69.4 million, including approximately $7.2 million of cash and cash equivalents (net of the credit facility’s required $7.5 million deposit maintenance balance) and $62.2 million available under its credit facility.

Subsequent Events:

On February 25, 2014, the Company refinanced a $16.26 million mortgage with a $19.75 million mortgage at an annual interest rate of 4.75%, representing a 101 basis point reduction in rate.  The new mortgage debt matures in 2024, is interest only for five years and amortizes thereafter on a 30 year schedule.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. Management believes this is appropriate and relevant to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, flex, office, health and fitness and other properties under long term leases. Substantially all of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Rental income, net - Note 1	$14,166	$11,317	$50,979	$43,793

Operating expenses:
Depreciation and amortization	3,620	2,491	11,919	9,564
General and administrative	1,960	1,853	7,801	7,317
Federal excise and state taxes	36	323	255	457
Real estate expenses	840	682	3,213	2,618
Leasehold rent	77	77	308	308
Real estate acquisition costs	99	565	921	823
Total operating expenses	6,632	5,991	24,417	21,087

Operating income	7,534	5,326	26,562	22,706

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	138	352	651	1,368
Gain on dispositon of real estate-unconsolidated joint venture	-	-	2,807	-
Gain on sale-unconsolidated joint venture interest	-	-	1,898	-
Other income	7	10	97	241
Interest:
Expense	(4,046)	(2,991)	(13,716)	(12,532)
Amortization of deferred financing costs	(228)	(206)	(890)	(774)
Gain on sale of real estate	-	-	-	319
Income from continuing operations	3,405	2,491	17,409	11,328

Discontinued operations:
Income from operations	152	259	577	1,567
Impairment charge	(62)	-	(62)	-
Net gain on sales	-	2,158	-	19,413
Income from discontinued operations - Note 2	90	2,417	515	20,980

Net income	3,495	4,908	17,924	32,308
Less net (income) loss attributable to non-controlling interests	(17)	25	(49)	12

Net income attributable to One Liberty Properties, Inc.	$3,478	$4,933	$17,875	$32,320

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.21	$0.16	$1.11	$0.76
Income from discontinued operations	0.01	0.17	0.03	1.40
	$0.22	$0.33	$1.14	$2.16

Funds from operations - Note 3	$7,255	$5,841	$25,845	$23,775

Funds from operations per common share-diluted - Note 4	$0.46	$0.39	$1.67	$1.59

Weighted average number of common and unvested restricted shares outstanding:
Basic	15,648	15,004	15,422	14,838
Diluted	15,748	15,104	15,522	14,938

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $424 and $1,274 for the three months and year ended December 31, 2013, respectively, and $312 and $1,395 for the three months and year ended December 31, 2012, respectively.

Note 2 - Income from discontinued operations includes -0- straight line rent accruals and amortization of lease intangibles for the three months and year ended December 31, 2013, and $(3) and $(43) for the three months and year ended December 31, 2012, respectively.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Note 3
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$3,478	$4,933	$17,875	$32,320
Add: depreciation of properties	3,587	2,507	11,891	9,857
Add: our share of depreciation in unconsolidated joint ventures	93	218	517	849
Add: impairment charge	62	-	62	-
Add: amortization of capitalized leasing expenses	51	29	152	109
Add: our share of amortization of capitalized leasing expenses
in unconsolidated joint ventures	-	23	8	82
Add: Federal excise tax	(16)	290	45	290
Deduct: net gain on sales of real estate-unconsolidated joint ventures	-	-	(4,705)	-
Deduct: net gain on sales of real estate	-	(2,159)	-	(19,732)
Funds from operations	$7,255	$5,841	$25,845	$23,775

Note 4
Funds from operations per common share is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.22	$0.33	$1.14	$2.16
Add: depreciation of properties	0.23	0.17	0.78	0.66
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.03	0.06
Add: impairment charge	-	-	0.01	-
Add: amortization of capitalized leasing expenses	-	-	0.01	0.01
Add: our share of amortization of capitalized leasing expenses in unconsolidated joint ventures	-	-	-	-
Add: Federal excise tax	-	0.02	-	0.02
Deduct: net gain on sales of real estate-unconsolidated joint ventures	-	-	(0.30)	-
Deduct: net gain on sales of real estate	-	(0.14)	-	(1.32)
Funds from operations per common share-diluted	$0.46	$0.39	$1.67	$1.59

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	December 31,	December 31,
ASSETS	2013	2012
Real estate investments, net	$496,187	$405,161
Properties held-for-sale	5,177	5,364
Investment in unconsolidated joint ventures	4,906	19,485
Cash and cash equivalents	16,631	14,577
Unbilled rent receivable	13,743	12,629
Unamortized intangible lease assets	26,035	16,491
Other assets	9,219	7,459
Total assets	$571,898	$481,166

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$278,045	$225,971
Line of credit - outstanding	23,250	-
Unamortized intangible lease liabilities	6,917	5,300
Other liabilities	13,596	11,836
Total liabilities	321,808	243,107

Total One Liberty Properties, Inc. stockholders' equity	248,932	237,128
Non-controlling interests in joint ventures	1,158	931
Total equity	250,090	238,059
Total liabilities and equity	$571,898	$481,166